Exhibit 99.1

Conference Call:	Today, February 13, at 5:00 p.m. EST
Dial-in numbers:	888/793-1698 (US and CAN) or 212/231-6006 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FISCAL 2007 THIRD QUARTER

BASIC AND DILUTED EPS OF $0.07

- Gross Profit Increases 57.2% Year-Over-Year -

San Diego, California, February 13, 2007 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, today announced financial results for the three-month period ended December 31, 2006, the Company’s fiscal 2007 third quarter.

Net sales for the quarter ended December 31, 2006 were $36.5 million, a decrease of 19.0% from net sales of $45.0 million during the prior year third quarter. Gross profit for the quarter increased 57.2% to $10.5 million from $6.7 million in the same period a year ago. Gross profit margin in the fiscal 2007 third quarter was 28.7% compared to 14.8% in the fiscal 2006 third quarter. Net income for the quarter ended December 31, 2006 was $3.7 million, or $0.07 per basic and diluted share, compared to $0.0 million, or $0.00 per basic and diluted share, in the prior year fiscal third quarter. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), for the quarter ended December 31, 2006 was $6.2 million compared to negative EBITDA of $0.1 million for the quarter ended December 31, 2005. A reconciliation of EBITDA to the Company’s net income on a GAAP basis is included in the financial tables accompanying this release.

Net sales for the nine-month period ended December 31, 2006 were $80.4 million, a decrease of 3.8% from $83.5 million in the same nine-month period of the prior fiscal year. Net income for the nine months ended December 31, 2006 was $3.0 million or $0.06 per basic and diluted share, compared to net loss of $3.3 million or $(0.06) per basic and diluted share, for the nine months ended December 31, 2005. EBITDA for the nine months ended December 31, 2006 was $7.0 million compared to negative EBITDA of $3.0 million in the same period of the prior fiscal year.

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Mad Catz Interactive, 2/13/07	page 2

Fiscal 2007 Third Quarter Highlights:

•	Achieved record gross margin of 28.7%, up from 14.8% in the same quarter of the prior year, while gross profit improved to $10.5 million from $6.7 million in the prior year, an increase of 57.2%;
•	EBITDA rose to $6.2 million compared to negative EBITDA in the year-ago period;
•	Reduced total operating expenses to 13.7% of net sales in the fiscal 2007 third quarter from 15.1% in comparable prior year period;
•	Strengthened balance sheet as inventory was reduced by $6.8 million (34.2%) and net bank debt (outstanding debt less cash) was reduced by $11.4 million (51.9%) from the same period in fiscal 2006;
•	Shipped Gears of War® themed faceplates, Console Skinz™ and Console Crates™ to coincide with the launch of one of the best selling titles of the 2006 holiday season;
•	Introduced a range of accessories for Sony’s PlayStation® 3 console and Nintendo’s Wii™ console;
•	Launched Arcade GameStick™ for Xbox Live Arcade, Xbox 360™and PC, bundled with three full Xbox Live Arcade games: Frogger®, Time Pilot® and Astropop®;
•	Acquired INAIR Personal Sound Technology—a development-stage technology which we believe has the potential to revolutionize headphone listening; and
•	Named Stewart Halpern, a finance, video game and entertainment industry executive with 25 years of experience, Chief Financial Officer.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz stated, “While year-over-year net sales declined, our strategy of eliminating less profitable product placements, adding higher margin products and continuing to reduce operating costs is working as evidenced by the strong fiscal third quarter earnings and EBITDA. The third quarter again demonstrated success with our ongoing efforts to mitigate the impact of the console transition cycle by offering higher margin licensed products and accessories and interactive hardware and software bundles, rebuilding margins in the core accessory business, improving inventory turns, strengthening the balance sheet, launching product lines for the PlayStation 3 and Wii consoles, leveraging our distribution channels and increasing our European market penetration, while strategically discontinuing certain lower margin product placements.

“Our core accessory offerings, complemented by innovative interactive hardware and software bundles, sports licensed and Gears of War licensed accessories, were factors in our success in the fiscal third quarter and year-to-date. Our product mix, combined with progress managing our operations and balance sheet, contributed to our strong fiscal third quarter results and impressive performance in light of the challenging market dynamics related to the console transitions.

“Throughout the first half of fiscal 2007 Mad Catz made significant progress in strengthening its balance sheet and improving working capital efficiency and we extended this trend in the fiscal third quarter. Inventories were reduced by $6.8 million, or 34.2% from year-ago levels, and by $2.7 million on a quarterly sequential basis. Bank borrowings also fell significantly on a year-over-year basis as we ended the fiscal 2007 third quarter with $13.7 million outstanding on our credit facility compared with $25.4 million in the year-ago period and $14.8 million at September

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Mad Catz Interactive, 2/13/07	page 3

30, 2006. While we are pleased with the progress we have made to solidify our balance sheet, we remain committed to driving further improvements through the balance of the year.

“During the third quarter Mad Catz also appointed Stewart Halpern Chief Financial Officer. Stewart brings a diverse, proven background of financial and industry experience and relationships to his new role. Stewart’s career has involved him in many areas of direct relevance to Mad Catz including licensing, video game software publishing, analysis and negotiations of acquisitions, financial and SEC reporting and compliance and strong communications skills including extensive interaction with members of the financial community active in the interactive entertainment sector. Stewart has also been involved in the management of fast growing entities and we look forward to his contributions as we seek to further expand our role as a leading worldwide provider of high quality video game accessories, interactive entertainment software and ancillary products.”

Mr. Richardson continued, “In addition to the non-licensed accessories for the launch of the Sony PlayStation 3 and Nintendo Wii consoles shipped last quarter, we are now manufacturing wireless control pads for PlayStation 3, which we intend to ship to stores this quarter. We expect sales from products for the new consoles to increase significantly as the installed base grows throughout calendar 2007.

“The fiscal third quarter marked notable progress in Mad Catz’s performance as we successfully increased margins, reduced debt and strengthened our balance sheet. With a worldwide base of operations, improved balance sheet, exciting licenses and new products and industry console launches now complete, we intend to pursue new growth initiatives and sources of revenue throughout fiscal 2007 and beyond.”

The Company will host a conference call and simultaneous webcast today February 13, 2007, at 5:00 p.m. EST. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 2 days via telephone at 402/977-9140 (reservation # 21327201) or, for international callers, at 800/633-8284.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

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Mad Catz Interactive, 2/13/07	page 4

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays in the Company’s ability to obtain products from its manufacturers in China; market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

-tables follow-

Mad Catz Interactive, 2/13/07	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(in thousands of U.S. dollars, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Net sales	$36,458	$44,989	$80,387	$83,525
Cost of sales	25,980	38,323	60,390	70,483

Gross profit	10,478	6,666	19,997	13,042
Operating expenses:
Sales and marketing	2,404	4,332	6,997	9,705
General and administrative	2,003	2,023	6,340	5,674
Research and development	375	229	1,079	1,188
Amortization of intangible assets	201	201	603	603

Total operating expenses	4,983	6,785	15,019	17,170

Operating income (loss)	5,495	(119)	4,978	(4,128)
Interest expense, net	(342)	(437)	(906)	(1,056)
Foreign exchange gain (loss), net	140	(676)	303	(707)
Other income	118	211	247	426

Income (loss) before income taxes	5,411	(1,021)	4,622	(5,465)
Income tax expense (benefit)	1,722	(1,026)	1,613	(2,137)

Net income (loss)	$3,689	$5	$3,009	$(3,328)

Net income (loss) per share:
Basic	$0.07	$0.00	$0.06	$(0.06)

Diluted	$0.07	$0.00	$0.06	$(0.06)

Number of shares used in computation:
Basic	54,244,383	54,244,383	54,244,383	54,244,383

Diluted	54,829,038	54,287,470	54,378,587	54,244,383

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Mad Catz Interactive, 2/13/07	page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(in thousands of U.S. dollars)

	December 31,	March 31,
	2006	2006
	(unaudited)
Assets
Current assets:
Cash	$3,133	$1,607
Accounts receivable, net of allowances of $7,026 and $5,198 at December 31, 2006 and March 31, 2006, respectively	27,202	12,024
Other receivables	24	429
Inventories	13,000	18,390
Income taxes receivable	860	1,275
Deferred tax assets	2,586	2,586
Other current assets	930	1,661

Total current assets	47,735	37,972
	2,301	3,339
Deferred tax assets	95	—
Property and equipment, net	1,786	2,427
Intangible assets, net	2,031	2,634
Goodwill	22,398	22,363

Total assets	$76,346	$68,735

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$13,708	$8,581
Accounts payable	17,658	19,502
Accrued liabilities	4,357	3,800

Total current liabilities	35,723	31,883
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,244,383 shares issued and outstanding at December 31, 2006 and March 31, 2006	47,082	46,746
Accumulated other comprehensive income	7,542	7,116
Accumulated deficit	(14,001)	(17,010)

Total shareholders’ equity	40,623	36,852

Total liabilities and shareholders’ equity	$76,346	$68,735

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Mad Catz Interactive, 2/13/07	page 7

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited)

(in thousands of U.S. dollars)

Geographical Sales Data

The Company’s net sales are attributable to the following geographic regions:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Net Sales
United States	$26,133	$33,652	$57,254	$60,696
Europe	8,193	7,553	17,495	15,807
Canada	2,132	3,732	5,529	6,875
Other regions	—	52	109	147

	$36,458	$44,989	$80,387	$83,525

EBITDA Reconciliation

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Net income (loss)	$3,689	$5	$3,009	$(3,328)
Adjustments:
Interest expense	342	437	906	1,056
Income tax expense (benefit)	1,722	(1,026)	1,613	(2,137)
Depreciation and amortization	493	483	1,508	1,410

EBITDA	$6,246	$(101)	$7,036	$(2,999)

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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